Exhibit (c)(2)

Presentation to

The Special Committee of the Board of Directors of Green

March 20, 2003

Update on Discussions with Blue

Immediately after the Special Committee meeting on March 18th, Merrill Lynch communicated the following to Blue:

Proposed price range is not consistent with the Special Committee’s view of the Company’s value

Special Committee is not prepared to commit to an exclusivity period

However, the Special Committee is willing to provide Blue and its financing sources with access to the Company for diligence purposes if Blue believes it will be able to propose a higher price

Revised Proposal from Blue

On March 19th, Blue expressed a preference for determining a price range acceptable to the Special Committee prior to holding further diligence sessions

Blue suggested that because of its historical relationship with the Company and industry knowledge, diligence would serve primarily to confirm availability of financing and not to develop Blue’s view of value

Blue verbally proposed the following changes to its February 7th letter:

A price range of $9.75 to $9.90

A willingness to proceed without an exclusivity commitment from the Company

Evaluation of Revised Blue Proposal

$9.75 to $9.90 represents:

Premium A premium of 25.6%—27.6% over the March 19th, 2003 closing price of $7.76

A discount of 3.0% to 1.5% below the 52 week high ($10.05)

Trading Range A premium of 16.7% to 18.5% over the 52 week average ($8.36)

A premium of 57.3% to 59.7% over the 52 week low ($6.20)

P/E Multiple A multiple of 14.3 to 14.6x First Call 2003 EPS ($0.68)

A multiple of 12.8 to 13.0x Management Base Case 2003 EPS ($0.76)

EBITDA A multiple of 6.1x 2002 EBITDA ($189.3 million)

Multiple A multiple of 5.5x 2003 Management Base Case EBITDA ($210.6 million)

Relative to Levered Recapitalization A premium of 6.0% to 7.6% over “Scenario I” Recap value ( $9.20)

A discount of 0.9% to a premium of 0.6% over “Scenario II” Recap value ($9.84)

Summary Valuation of Strategic Alternatives (1)

Dollars per Share(1) Based on Actual Historical and Wall Street Estimates Based on Management Projections(4)

$16.00

$14.00

$12.00

$10.00

$8.00

$6.00

$4.00

$2.00

$0.00

$10.05

$6.20 $11.25

$7.25 $8.75

$6.00 $10.75

$8.50 $14.00

$9.50 $9.75

$6.75 $10.75

$7.50 $7.75

$5.75 $12.25

$8.75 $9.50

$7.50 Blue Offer: $9.90 Current: $7.76

Trading History Public Comparables Premiums Paid(2) Discounted Cash Flow(3) LBO Value

Based on FY2002E EBITDA of $189.3 mm Precedent Transactions 20%—30% 5 Year IRR

Based on FY2003E EPS of $0.68 Discount Rate: 12.0%—14.0% Discount Rate: 12.0%—14.0% 4.25x Debt/LTM EBITDA

52-Week High / Low Multiple: 4.5x—6.5x P/E Multiple: 9.0x -13.0x Final Offer as a Premium to Price 1 Day Prior ($7.76): 10%—40% Terminal Value: 4.5x—6.5x 2007 EBITDA 3.0%—4.0% Perpetual Growth 2007 Exit @ 4.5x—6.5x 2007 EBITDA

Management Base Case Blue Downside Case

(1) Diluted equity value per share as of 3/31/03 calculated using net debt of $183.0 mm and diluted shares outstanding of 93.8 mm. (2) Shown relative to Green closing stock price of $7.76 on March 19, 2003.

(3) Discounted to 3/31/03.

(4) “Management Base Case” figures provided by Green Management; “Downside Case” figures provided by Blue.

Relative Value Comparison of Strategic Alternatives

Illustrative Share Value (1)

Leveraged Recapitalization Scenarios

$12.00

$10.00

$8.00

$6.00

$4.00

$2.00

$0.00

$10.48

$9.91 $9.90

$8.77 $9.75

$9.84

$7.76

$9.20

$7.76 $6.97

$6.28

$4.91

Current Stock Price Status Quo Scenario 1 (2) Scenario 2 (3) LBO by Blue

Blue Downside Case Street Estimates Management Base Case

(1) Status quo and leveraged recapitalization share value calculated on weighted average of pro forma share price and purchase price of shares bought back. Pro forma share price calculated using 2004 P/E multiple of 10.1x (2004 EPS of $0.77 from First Call).

(2) Assumes solicitation of consent from current bondholders to incur $125 mm incremental indebtedness. New debt plus existing cash used to repurchase $200 mm of stock at 15% premium.

(3) Assumes new capital structure at 3.5x net debt/2002 EBITDA. $400mm used to repurchase shares. Assumes share buyback at 25% premium.

Potential Responses to Revised Blue Proposal

Accept Accept revised proposal, commence diligence and contract negotiation

Suggest price is close, commence diligence, negotiate for higher price

Negotiate Counter-offer with a higher price

Potentially communicate the Company’s ability to generate value under status quo or leveraged recapitalization scenarios

Reject Communicate that the Special Committee is not prepared to consider a sale of the Company at a price in the range proposed